Exhibit 99.1

GLOBAL EARTH ENERGY, INC’s PARTNER HAWK MANUFACTURING ACQUIRES TRUMP EQUIPMENT COMPANY OF TEXAS

CHARLESTON, SC., Sept. 24, 2013 – Global Earth Energy, Inc.’s (GLER.OTCQB) partner HAWK MANUFACTURING INC. (HAWK) announces the acquisition of Trump Equipment Company, Inc. (TEC) of Texas (http://trumpequipment.com/).  TEX is Hawk’s first acquisition in oil services and will form the basis of a new oil services company that will service shale and other oil fields from the Utica shale, to the Permian, Eagle Ford shale of Texas and the shale oil finds in Colorado, Wyoming and North Dakota. HAWK completed this TEC transaction as an equity transaction valuing Trump Equipment at $7.8 million.

TEC is a full service heavy trailer company specializing in sales and leasing of used trucks, trailers such as lowboys, belly dumps, end dumps, vacuum trailers and vacuum pumps.  The Company provides a full range of quality auxiliary spare parts and repair services for heavy trucks, trailers and forklifts of all types.

GLER reports that TEC has three locations to service the oilfield market in San Antonio,TX and Victoria, TX, as well as servicing the highway, construction and housing industries from the warehouse in New Braunfels,TX. TEC has been in business for over two selling thousands of trailers and completed thousands more service jobs.

The acquisition of Trump Equipment will add 48 full-time employees to Hawk Manufacturing.  The acquisition will also add more than $15 million in annual revenues and EBITA of more than $2 million to Hawk Manufacturing.

GLER further reports that HAWK added Mr. Michael J. Vincent to its Senior Management team.  Mr. Vincent, the current President of Trump Equipment Company, will continue to run the daily operations of TEC and will help advise HAWK on future strategic acquisitions to this growing oilfield services business.  Mr. Vincent has an MBA from Rice University in Houston and a Masters of Arts in Statistics from the University of Michigan.

HAWK reported to GLER that it is negotiating incentives at the state and local level that could total more than $17 million in tax incentives and other benefits Hawk Manufacturing is a privately held corporation looking to complete a roll-up of the plastics and metals manufacturing industries.  The objective of Hawk is to combine several metals and plastics fabrication businesses under a single operating company

Hawk has local and state governments’ promises to support the company through tax incentives, training grants and other means to help keep Hercules and Hawk compete and create jobs in the global marketplace.

For more information about Global Earth Energy please contact Rich Kaiser, YES INTERNATIONAL, Business Consultant, 757-306-6090.

For more information about Hawk Manufacturing, please contact John M. Ragsdale, CEO, Hawk Manufacturing at 515-230-8076.

This news release contains forward-looking statements which involve known and unknown risks, delays, and uncertainties not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or expectations implied by these forward-looking statements.